Exhibit 99.1

NEWS RELEASE

Contact: April Harper Director, Marketing & Communications Phone (610) 251-1000 aharper@triumphgroup.com	Thomas A. Quigley, III VP, Investor Relations and Controller Phone (610) 251-1000 tquigley@triumphgroup.com

TRIUMPH GROUP REPORTS FIRST QUARTER FISCAL 2022 RESULTS

Reports Organic Growth of 11%;

Provides Full Fiscal Year 2022 Guidance

BERWYN, Pa. – August 4, 2021 – Triumph Group, Inc. (NYSE: TGI) (“Triumph” or the “Company”) today reported financial results for its first quarter fiscal year 2022, which ended June 30, 2021.

First Quarter Fiscal 2022

•
Net sales of $396.7 million
•
Operating income of $20.8 million with operating margin of 5%; adjusted operating income of $31.3 million with adjusted operating margin of 8%
•
Net loss of $30.4 million, or ($0.47) per share; adjusted net income of $5.9 million, or $0.09 per diluted share
•
Cash flow used in operations of $149.5 million; free cash use of $151.6 million
•
Strengthened balance sheet through the retirement of $349.0 million of debt

Full-Year Fiscal 2022 Guidance

•
Net sales guidance of between $1.5 billion - $1.6 billion
•
GAAP earnings per diluted share of between ($0.15) - $0.05
•
Adjusted earnings per diluted share of between $0.41 - $0.61
•
Cash flow used in operations of between $110.0 million - $125.0 million and free cash use of $135.0 million - $150.0 million
•
Cash flow expected to be positive over the remainder of fiscal 2022

“Triumph delivered solid first quarter results with organic net sales up 11% compared to the prior year, driven largely by increased demand in commercial aviation, which translated into higher orders for maintenance, repair and overhaul work,” stated Daniel J. Crowley, Triumph’s chairman, president and chief executive officer.  “Profitability on an adjusted basis improved year over year across both business units.”

Mr. Crowley continued, “During the quarter, we retired several non-recurring cash uses and are on track to complete the 747 production later this month. We strengthened our balance sheet in the quarter by reducing our debt and have no substantive repayments until 2024. With most of our transformation milestones behind us, Triumph today is a more predictably profitable company and we expect to be cash flow positive over the balance of the year. Improvements in the broader market coupled with the positive momentum we are seeing across Triumph has enabled us to initiate guidance for fiscal 2022. As we accelerate our organic growth, we remain committed to conserving cash and partnering with our customers to deliver value to all our stakeholders.”

First Quarter Fiscal Year 2022 Overview

After accounting for the impact of the divestitures and sunsetting programs, sales for the first quarter of fiscal year 2022 were up 11% organically from the comparable prior year period due to increased maintenance, repair and overhaul work. The consolidated decline was driven by planned reductions on sunsetting and divested programs.

First quarter operating income of $20.8 million included $6.0 million loss on sale of assets and businesses and $4.5 million of restructuring costs associated with facility exits. Net loss for the first quarter of fiscal year 2022 was $30.4 million, or ($0.47) per share. On an adjusted basis, net income was $5.9 million, or $0.09 per share.

Triumph’s results included the following:

($ millions except EPS)	Pre-tax	After-tax	EPS
Loss from Continuing Operations - GAAP	$(29.1)	$(30.4)	$(0.47)
Loss on sale of assets and businesses (non-cash)	6.0	6.0	0.09
Pension curtailment charge	16.1	16.1	0.25
Restructuring costs (cash)	4.5	4.5	0.07
Debt extinguishment loss	9.7	9.7	0.15
Adjusted Income from Continuing Operations - non-GAAP *	$7.1	$5.9	$0.09

* Differences due to rounding

The number of shares used in computing diluted earnings per share for the first quarter of 2022 was 65.0 million.

Backlog, which represents the next 24 months of actual purchase orders with firm delivery dates or contract requirements, was $1.9 billion, down slightly as expected on a sequential basis due to sunsetting programs and recent production rate reductions, but partially offset by military program increases in Systems & Support.

For the first quarter of fiscal year 2022, cash flow used in operations was $149.5 million, which included liquidation of approximately $42.0 million in prior period advances.

Outlook

Based on anticipated aircraft production rates, but excluding the impacts of any potential divestitures, the Company expects net sales for fiscal year 2022 will be approximately $1.5 billion to $1.6 billion.

The Company expects GAAP fiscal year 2022 earnings per diluted share to be ($0.15) to $0.05 and adjusted earnings per diluted share to be $0.41 to $0.61.

The Company expects fiscal year 2022 cash used in operations of $110.0 million to $125.0 million and free cash use to be $135.0 million to $150.0 million.  The company expects to be cash flow positive over the balance of the fiscal year.

The Company's current outlook reflects adjustments detailed in the attached tables, but excludes the impacts of any potential future divestitures.

Conference Call

Triumph will hold a conference call today, August 4th, at 8:30 a.m. (ET) to discuss the first quarter of fiscal year 2022 results. The conference call will be available live and archived on the Company’s website at http://www.triumphgroup.com. A slide presentation will be included with the audio portion of the webcast, and the presentation has been posted on the Company’s website at http://ir.triumphgroup.com/QuarterlyResults. An audio replay will be available from August 4th to August 11th by calling (855) 859-2056 (Domestic) or (404) 537-3406 (International), passcode #5174356.

About Triumph

Triumph Group, Inc., headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerospace and defense systems, components and structures. The company serves the global aviation industry, including original equipment manufacturers and the full spectrum of military and commercial aircraft operators.

More information about Triumph can be found on the Company’s website at www.triumphgroup.com.

Forward Looking Statements

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including statements of expectations of or assumptions about financial and operational performance, revenues, earnings per share, cash flow or use, cost savings and operational efficiencies and organizational restructurings. All forward-looking statements involve risks and uncertainties which could affect the Company’s actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph Group’s reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2021.

Widespread health developments, including the recent global coronavirus (COVID-19), and the responses thereto (such as voluntary and in some cases, mandatory quarantines as well as shut downs and other restrictions on travel and commercial, social and other activities) could adversely and materially affect, among other things, the economic and financial markets and labor resources of the countries in which we operate, our manufacturing and supply chain operations, commercial operations and sales force, administrative personnel, third-party service providers, business partners and customers and the demand for our products, which could result in a material adverse effect on our business, financial conditions and results of operations.

FINANCIAL DATA (UNAUDITED) ON FOLLOWING PAGES

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(in thousands, except per share data)

	Three Months Ended
	June 30,
CONDENSED STATEMENTS OF OPERATIONS	2021	2020
Net sales	$396,646	$495,077
Cost of sales (excluding depreciation shown below)	293,678	393,843
Selling, general & administrative	56,251	57,203
Depreciation & amortization	15,431	28,602
Impairment of long-lived assets	—	252,382
Restructuring costs	4,485	15,439
Loss on sale of assets and businesses, net	5,969	—
Operating income (loss)	20,832	(252,392)
Interest expense and other, net	38,558	34,957
Debt extinguishment loss	9,689	—
Non-service defined benefit expense (income)	1,722	(12,416)
Income tax expense	1,214	853
Net loss	$(30,351)	$(275,786)
Loss per share - basic:
Net loss	$(0.47)	$(5.32)
Weighted average common shares outstanding - basic	64,299	51,860
Loss per share - diluted:
Net loss	$(0.47)	$(5.32)
Weighted average common shares outstanding - diluted	64,299	51,860

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands, except share data)

BALANCE SHEETS	Unaudited June 30, 2021	Audited March 31, 2021
Assets
Cash and cash equivalents	$237,486	$589,882
Accounts receivable, net	190,185	194,066
Contract assets	144,118	134,638
Inventory, net	412,663	400,366
Prepaid and other current assets	22,788	19,206
Assets held for sale	—	216,276
Current assets	1,007,240	1,554,434
Property and equipment, net	204,907	211,369
Goodwill	522,392	521,638
Intangible assets, net	99,445	102,453
Other, net	49,509	61,041
Total assets	$1,883,493	$2,450,935
Liabilities & Stockholders' Deficit
Current portion of long-term debt	$4,653	$5,247
Accounts payable	164,753	179,473
Contract liabilities	158,252	204,379
Accrued expenses	235,043	271,160
Liabilities related to assets held for sale	—	58,108
Current liabilities	562,701	718,367
Long-term debt, less current portion	1,606,287	1,952,296
Accrued pension and post-retirement benefits, noncurrent	365,832	384,256
Deferred income taxes, noncurrent	7,456	7,491
Other noncurrent liabilities	167,443	207,378
Stockholders' Deficit:
Common stock, $.001 par value, 100,000,000 shares authorized, 64,488,674 and 64,488,674 shares issued	64	64
Capital in excess of par value	966,532	978,272
Treasury stock, at cost, 54,854 and 303,673 shares	(560)	(12,606)
Accumulated other comprehensive loss	(507,520)	(530,192)
Accumulated deficit	(1,284,742)	(1,254,391)
Total stockholders' deficit	(826,226)	(818,853)
Total liabilities and stockholders' deficit	$1,883,493	$2,450,935

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands, except share data)

	Three Months Ended June 30,
	2021	2020
Operating Activities
Net loss	$(30,351)	$(275,786)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	15,431	28,602
Impairment of long-lived assets	—	252,382
Amortization of acquired contract liability	(1,214)	(10,987)
Loss on sale of assets and businesses	5,969	—
Curtailments and special termination benefits gain, net	16,078	—
Other amortization included in interest expense	4,002	2,191
(Recovery of) provision for credit losses	(28)	3,280
Share-based compensation	2,247	2,786
Changes in other assets and liabilities, excluding the effects of acquisitions and divestitures:
Trade and other receivables	(1,321)	86,004
Contract assets	(4,426)	(63,391)
Inventories	(9,354)	(33,330)
Prepaid expenses and other current assets	(3,633)	549
Accounts payable, accrued expenses, and contract liabilities	(128,922)	(184,114)
Accrued pension and other postretirement benefits	(13,713)	(5,054)
Other, net	(279)	(665)
Net cash used in operating activities	(149,514)	(197,533)
Investing Activities
Capital expenditures	(2,112)	(7,723)
Proceeds from sale of assets and businesses	180,478	792
Purchase of facility related to divested businesses	(21,550)	—
Net cash provided by (used in) investing activities	156,816	(6,931)
Financing Activities
Net decrease in revolving credit facility	—	(225,000)
Proceeds from issuance of long-term debt	—	6,300
Retirement of debt and finance lease obligations	(350,688)	(27,468)
Payment of deferred financing costs	—	(4,277)
Premium on redemption of First Lien Notes	(7,489)	—
Repurchase of shares for share-based compensation minimum tax obligation	(2,336)	(474)
Net cash used in financing activities	(360,513)	(250,919)
Effect of exchange rate changes on cash	815	829
Net change in cash and cash equivalents	(352,396)	(454,554)
Cash and cash equivalents at beginning of period	589,882	485,463
Cash and cash equivalents at end of period	$237,486	$30,909

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

	Three Months Ended
	June 30,
SEGMENT DATA	2021	2020
Net sales:
Systems & Support	$258,413	$239,887
Aerospace Structures	138,252	257,877
Elimination of intersegment sales	(19)	(2,687)
	$396,646	$495,077
Operating income (loss):
Systems & Support	$35,546	$25,431
Aerospace Structures	11,223	(256,120)
Corporate	(23,690)	(18,917)
Share-based compensation expense	(2,247)	(2,786)
	$20,832	$(252,392)
Operating margin %
Systems & Support	13.8%	10.6%
Aerospace Structures	8.1%	(99.3%)
Consolidated	5.3%	(51.0%)

Depreciation and amortization^:
Systems & Support	$8,504	$8,356
Aerospace Structures	6,159	271,772
Corporate	768	856
	$15,431	$280,984
Amortization of acquired contract liabilities:
Systems & Support	$(1,202)	$(3,719)
Aerospace Structures	(12)	(7,268)
	$(1,214)	$(10,987)
Capital expenditures:
Systems & Support	$1,102	$6,283
Aerospace Structures	652	1,029
Corporate	358	411
	$2,112	$7,723
^ includes long-lived asset impairment charge in the first quarter of fiscal 2021

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures

We prepare and publicly release quarterly unaudited financial statements prepared in accordance with GAAP. In accordance with Securities and Exchange Commission (the “SEC”) guidance on Compliance and Disclosure Interpretations, we also disclose and discuss certain non-GAAP financial measures in our public releases. Currently, the non-GAAP financial measure that we disclose is Adjusted EBITDA and Adjusted EBITDAP, which is our net income before interest, income taxes, amortization of acquired contract liabilities, curtailments, settlements and special termination benefits, legal settlements, depreciation and amortization and Adjusted EBITDA, less pension & other postretirement benefits. We disclose Adjusted EBITDA and Adjusted EBITDAP on a consolidated and Adjusted EBITDAP an operating segment basis in our earnings releases, investor conference calls and filings with the SEC. The non-GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. Also, in the future, we may disclose different non-GAAP financial measures in order to help our investors more meaningfully evaluate and compare our future results of operations to our previously reported results of operations.

We view Adjusted EBITDA and Adjusted EBITDAP as operating performance measure and as such we believe that the GAAP financial measure most directly comparable to it is net income. In calculating Adjusted EBITDA and Adjusted EBITDAP, we exclude from net income the financial items that we believe should be separately identified to provide additional analysis of the financial components of the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the material limitations on the use of these non-GAAP financial measures as a result of these exclusions. Adjusted EBITDA and Adjusted EBITDAP are not measurements of financial performance under GAAP and should not be considered as a measure of liquidity, as an alternative to net income (loss), income from continuing operations, or as an indicator of any other measure of performance derived in accordance with GAAP. Investors and potential investors in our securities should not rely on Adjusted EBITDA or Adjusted EBITDAP as substitutes for any GAAP financial measure, including net income (loss) or income from continuing operations. In addition, we urge investors and potential investors in our securities to carefully review the reconciliation of Adjusted EBITDA and Adjusted EBITDAP to net income set forth below, in our earnings releases and in other filings with the SEC and to carefully review the GAAP financial information included as part of our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K that are filed with the SEC, as well as our quarterly earnings releases, and compare the GAAP financial information with our Adjusted EBITDA and Adjusted EBITDAP.

Adjusted EBITDA and Adjusted EBITDAP is used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our business. We have spent more than 20 years expanding our product and service capabilities partially through acquisitions of complementary businesses. Due to the expansion of our operations, which included acquisitions, our net income has included significant charges for depreciation and amortization. Adjusted EBITDA and Adjusted EBITDAP exclude these charges and provide meaningful information about the operating performance of our business, apart from charges for depreciation and amortization. We believe the disclosure of Adjusted EBITDA and Adjusted EBITDAP helps investors meaningfully evaluate and compare our performance from quarter to quarter and from year to year. We also believe Adjusted EBITDA and Adjusted EBITDAP is a measure of our ongoing operating performance because the isolation of non-cash income and expenses, such as amortization of acquired contract liabilities, depreciation and amortization, and non-operating items, such as interest and income taxes, provides additional information about our cost structure, and, over time, helps track our operating progress. In addition, investors, securities analysts and others have regularly relied on Adjusted EBITDA and Adjusted EBITDAP to provide a financial measure by which to compare our operating performance against that of other companies in our industry.

Set forth below are descriptions of the financial items that have been excluded from our net income to calculate Adjusted EBITDA and Adjusted EBITDAP and the material limitations associated with using this non-GAAP financial measure as compared to net income:

•
Divestitures may be useful for investors to consider because they reflect gains or losses from sale of operating units. We do not believe these earnings necessarily reflect the current and ongoing cash earnings related to our operations.
•
Non-service defined benefit income (inclusive of the adoption of ASU 2017-07 and certain pension related transactions such as curtailments, settlements, early retirement or other incentives) may be useful to investors to consider because they represent the cost of post-retirement benefits to plan participants, net of the assumption of returns on the plan's assets and are not indicative of the cash paid for such benefits. We do not believe these earnings (expenses) necessarily reflect the current and ongoing cash earnings related to our operations.
•
Amortization of acquired contract liabilities may be useful for investors to consider because it represents the non-cash earnings on the fair value of below market contracts acquired through acquisitions. We do not believe these earnings necessarily reflect the current and ongoing cash earnings related to our operations.
•
Amortization expense and nonrecurring asset impairments (including goodwill, intangible asset impairments, and nonrecurring rotable inventory impairments) may be useful for investors to consider because it represents the estimated attrition of our acquired customer base and the diminishing value of tradenames, product rights, licenses, or, in the case of goodwill, other assets that are not individually identified and separately recognized under U.S. GAAP, or, in the case of nonrecurring asset impairments, the impact of unusual and nonrecurring events affecting the estimated recoverability of existing assets. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure,
•
Depreciation may be useful for investors to consider because they generally represent the wear and tear on our property and equipment used in our operations. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.
•
The amount of interest expense and other we incur may be useful for investors to consider and may result in current cash inflows or outflows. However, we do not consider the amount of interest expense and other to be a representative component of the day-to-day operating performance of our business.
•
Income tax expense may be useful for investors to consider because it generally represents the taxes which may be payable for the period and the change in deferred income taxes during the period and may reduce the amount of funds otherwise available for use in our business. However, we do not consider the amount of income tax expense to be a representative component of the day-to-day operating performance of our business.

Management compensates for the above-described limitations of using non-GAAP measures by using a non-GAAP measure only to supplement our GAAP results and to provide additional information that is useful to gain an understanding of the factors and trends affecting our business.

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

The following table shows our Adjusted EBITDA and Adjusted EBITDAP reconciled to our net income for the indicated periods (in thousands):

	Three Months Ended
	June 30,
Adjusted Earnings before Interest, Taxes, Depreciation, Amortization, and Pension (Adjusted EBITDAP):	2021	2020
Net loss	$(30,351)	$(275,786)
Add-back:
Income tax expense	1,214	853
Interest expense and other, net	38,558	34,957
Debt extinguishment loss	9,689	—
Pension curtailment charge	16,078	—
Loss on sale of assets and businesses, net	5,969	—
Amortization of acquired contract liabilities	(1,214)	(10,987)
Depreciation and amortization^	15,431	280,984
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA")	$55,374	$30,021
Non-service defined benefit income (excluding Curtailment and special term benefits)	(14,356)	(12,416)
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, and Pension ("Adjusted EBITDAP")	$41,018	$17,605
Net sales	$396,646	$495,077
Net loss margin	(7.7%)	(55.7%)
Adjusted EBITDAP margin	10.4%	3.6%

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended June 30, 2021
		Segment Data
Adjusted Earnings before Interest, Taxes, Depreciation, Amortization, and Pension (EBITDAP):	Total	Systems & Support	Aerospace Structures	Corporate/ Eliminations*
Net loss	$(30,351)
Add-back:
Non-service defined benefit expense	1,722
Income tax expense	1,214
Debt extinguishment loss	9,689
Interest expense and other, net	38,558
Operating income (loss)	$20,832	$35,546	$11,223	$(25,937)
Loss on sales of assets & businesses, net	5,969	—	—	5,969
Amortization of acquired contract liabilities	(1,214)	(1,202)	(12)	—
Depreciation and amortization	15,431	8,504	6,159	768
Adjusted Earnings (Losses) before Interest, Taxes, Depreciation and Amortization, and Pension ("Adjusted EBITDAP")	$41,018	$42,848	$17,370	$(19,200)
Net sales	$396,646	$258,413	$138,252	$(19)
Adjusted EBITDAP margin	10.4%	16.7%	12.6%	n/a

* Operating loss at Corporate includes share-based compensation expense.

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended June 30, 2020
		Segment Data
Adjusted Earnings before Interest, Taxes, Depreciation, Amortization, and Pension (EBITDAP):	Total	Systems & Support	Aerospace Structures	Corporate/ Eliminations*
Net loss	$(275,786)
Add-back:
Non-service defined benefit income	(12,416)
Income tax expense	853
Interest expense and other, net	34,957
Operating (loss) income	$(252,392)	$25,431	$(256,120)	$(21,703)
Amortization of acquired contract liabilities	(10,987)	(3,719)	(7,268)	—
Depreciation and amortization^	280,984	8,356	271,772	856
Adjusted Earnings (Losses) before Interest, Taxes, Depreciation and Amortization, and Pension ("Adjusted EBITDAP")	$17,605	$30,068	$8,384	$(20,847)
Net sales	$495,077	$239,887	$257,877	$(2,687)
Adjusted EBITDAP margin	3.6%	12.7%	3.3%	n/a
^ includes long-lived asset impairment charge in the first quarter of fiscal 2021

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands, except per share data)

Non-GAAP Financial Measure Disclosures (continued)

Adjusted income from continuing operations, before income taxes, adjusted income from continuing operations and adjusted income from continuing operations per diluted share, before non-recurring costs have been provided for consistency and comparability. These measures should not be considered in isolation or as alternatives to income from continuing operations before income taxes, income from continuing operations and income from continuing operations per diluted share presented in accordance with GAAP. The following tables reconcile income from continuing operations before income taxes, income from continuing operations, and income from continuing operations per diluted share, before non-recurring costs.

	Three Months Ended June 30, 2021			Fiscal 2022 Guidance
	Pre-Tax	After-Tax	Diluted EPS
Loss from continuing operations - GAAP	$(29,137)	$(30,351)	$(0.47)	$(0.15) - $0.05
Adjustments:
Loss on sale of assets and businesses	5,969	5,969	0.09	0.09
Restructuring costs	4,485	4,485	0.07	0.07
Pension curtailment charge	16,078	16,078	0.25	0.25
Restructuring costs	9,689	9,689	0.15	0.15
Adjusted income from continuing operations - non-GAAP	$7,084	$5,870	$0.09	$0.41 - $0.61

* Differences due to rounding

	Three Months Ended June 30, 2020
	Pre-Tax	After-Tax	Diluted EPS
Loss from continuing operations - GAAP	$(274,933)	$(275,786)	$(5.32)
Adjustments:
Impairment of long-lived assets	252,382	252,382	4.87
Restructuring costs	15,439	15,439	0.30
Adjusted loss from continuing operations - non-GAAP	$(7,112)	$(7,965)	$(0.15)

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands, except per share data)

Non-GAAP Financial Measure Disclosures (continued)

Adjusted Operating Income is defined as GAAP Operating Income, less expenses/gains associated with the Company's transformation, such as restructuring expenses, gains/losses on divestitures, impairments of goodwill and other assets. Management believes that this is useful in evaluating operating performance, but this measure should not be used in isolation. The following table reconciles our Operating income to Adjusted Operating income as noted above.

	Three Months Ended June 30,
	2021	2020
Operating income (loss) - GAAP	$20,832	$(252,392)
Adjustments:
Loss on sale of assets and businesses, net	5,969	—
Impairment of long-lived assets	—	252,382
Restructuring costs	4,485	15,439
Adjusted operating income - non-GAAP	$31,286	$15,429
Adjusted operating margin	7.9%	3.1%

Cash provided by operations, is provided for consistency and comparability. We also use free cash flow as a key factor in planning for and consideration of strategic acquisitions and the repayment of debt. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. The following table reconciles cash provided by operations to free cash flow.

	Three Months Ended June 30,		Fiscal 2022 Guidance
	2021	2020
Cash used in operating activities	$(149,514)	$(197,533)	$(110,000) - $(125,000)
Less:
Capital expenditures	(2,112)	(7,723)	~$25,000
Free cash use	$(151,626)	$(205,256)	$(135,000) - $(150,000)